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                            REGISTRATION RIGHTS AGREEMENT


          REGISTRATION RIGHTS AGREEMENT dated November 2, 1998 (this "AGREEMENT") among AquaPenn Spring Water Company, Inc., a Pennsylvania corporation (the "COMPANY"), Groupe Danone, a French societe anonyme (the "PARENT"), and Zoneo Acquisition Corp., a Pennsylvania corporation and an indirect wholly owned subsidiary of the Parent (the "PURCHASER").

          WHEREAS, the Purchaser, the Parent, and the Company have, on the date hereof, entered into an Agreement and Plan of Merger pursuant to which the Purchaser will acquire the Company on the terms and subject to the conditions set forth therein (the "MERGER AGREEMENT");

          WHEREAS, in furtherance of such acquisition, the Purchaser will make a cash tender offer to acquire all the issued and outstanding shares of common stock, no par value, of the Company ("COMMON STOCK"), and, if all the conditions to such offer are not satisfied or waived, may, at its option and in accordance with Section 1.01 of the Merger Agreement, acquire shares of Common Stock constituting up to 19.9% of the issued and outstanding shares of Common Stock (the "OFFER SHARES");

          WHEREAS, the Purchaser, the Parent and certain shareholders of the Company have on the date hereof entered into Shareholders' Agreements pursuant to which, under certain circumstances, among other things, such shareholders have granted to the Purchaser an option to acquire their shares of Common Stock constituting, together with any Offer Shares, not more than 19.9% of the issued and outstanding shares of Common Stock (the "OPTION SHARES", and, together with the Offer Shares, the "SHARES");

          WHEREAS, as a condition to the willingness of the Parent and the Purchaser to enter into the Merger Agreement, the Parent and the Purchaser have requested that the Company agree, and, in order to induce the Parent and the Purchaser to enter into the Merger Agreement the Company has agreed, to grant the Purchaser the registration rights with respect to the Shares set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

          1. CERTAIN DEFINITIONS. The following terms, as used herein, have the following meanings:

          "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

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          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, as the same shall be in effect at the time.

          "HOLDER" means the Purchaser or any assignee thereof to whom the rights under this Agreement are assigned in accordance with the provisions of Section 13.

          "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

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          "REGISTRABLE STOCK" means (a) the Shares, (b) any shares of Common
     Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares, and (c) any shares of Common Stock issued by way of a stock split of the Common Stock referred to in clause (a) or (b) above. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (1) a registration statement covering such Registrable Stock has been declared effective and the earlier to occur of
     (x) such Registrable Stock having been disposed of pursuant to such effective registration statement, and (y) the date that is six months after such effective date; (2) such Registrable Stock is sold by a Person in a transaction in which the rights under the provisions of this Agreement are not assigned or (3) such Registrable Stock can be sold pursuant to Rule 144(k) (or any similar provision then in force under the Securities
     Act) without registration under the Securities Act.

          "SEC" means the Securities and Exchange Commission.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, as the same shall be in effect at the time.

          2. NOTICE OF PROPOSED TRANSFER. Prior to any proposed transfer of any Registrable Stock (other than under the circumstances described in Section 3 or 4), the Holder thereof shall have given written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if requested by the Company, shall be accompanied by an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be effected without registration under the Securities Act, whereupon the Holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice. Each certificate for Registrable Stock transferred as provided above shall bear the following legends:

          "THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE

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                                          4


          EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS."

          Such certificate, however, shall not be required to bear the above legends if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an Affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act.

          3.   DEMAND FOR REGISTRATION.

          (a) At any time after the Holders acquire the Shares, the Holders (the "INITIATING HOLDERS") of at least 20% of the Registrable Stock (the "MINIMUM DEMAND AMOUNT") may demand in a written notice (the "DEMAND NOTICE") that the Company file a registration statement under the Securities Act (or a similar document pursuant to any other statute then in effect corresponding to the Securities Act) covering the registration of any or all Registrable Stock held by such Initiating Holders in the manner specified in the Demand Notice, PROVIDED that the amount of Registrable Stock included in such registration shall be equal to at least the Minimum Demand Amount. Following receipt of a Demand Notice, the Company shall provide written notification of such Demand Notice to all other Holders within twenty (20) days of the receipt thereof. Thereafter, the Company shall use its reasonable best efforts to cause the prompt registration under the Securities Act of all Registrable Stock with respect to which registration has been demanded pursuant to the Demand Notice. The Company shall also use its reasonable best efforts to cause the prompt registration under the Securities Act of all Registrable Stock with respect to which all other Holders have made a demand for registration (such demand having been made no later than fifteen (15) days after the Company has given notice of its receipt of the Demand Notice from the Initiating Holders).

          (b) If the Initiating Holders intend to have the Registrable Stock distributed by means of an underwritten offering, the Company shall include such information in the written notice to all other Holders referred to in
     Section 3(a). In such event, the right of any Holder to include its Registrable Stock in such registration shall be conditioned upon such Holder's participation in such underwritten offering and the inclusion of such Holder's Registrable Stock in the underwritten offering (unless otherwise mutually agreed upon by a majority in interest of the Initiating Holders and such Holder) on the terms provided below. All Holders proposing to distribute Registrable Stock through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or

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                                          5


     underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by the Company, which approval shall not be unreasonably withheld, PROVIDED that (i) all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Holders of Registrable Stock, (ii) any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such Holders of Registrable Stock, and (iii) no Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Stock of such Holder and such Holder's intended method of distribution and any other representations required by law or reasonably required by the underwriter. If any Holder of Registrable Stock disapproves of the terms of the underwriting, such Holder may elect to withdraw all its Registrable Stock by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Stock so withdrawn shall also be withdrawn from registration. If, as a result of such withdrawal, the amount of Registrable Stock to be included in the offering is less than the Minimum Demand Amount, the Company shall not be required to proceed with such offering.

          (c)  Notwithstanding any provision of this Agreement to the contrary:

               (i) the Company shall not be required to effect a registration pursuant to this Section 3 during the period starting with the date of filing by the Company of, and ending on a date one hundred twenty (120) days following the effective date of, a registration statement pertaining to a public offering of securities for the account of the Company or on behalf of the Holders under any other registration rights agreement which the Holders have been entitled to join pursuant to
                    Section 4; PROVIDED that the Company shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible; and

               (ii) if the Company shall furnish to such Holders a certificate signed by the president of the Company stating that in the good faith opinion of the board of directors of the Company such registration would interfere with any material transaction then being pursued by the Company (a "DELAY NOTICE"), then the Company's obligation to use its reasonable best efforts to file such registration statement shall be deferred for a period not to exceed one hundred and twenty (120) days (the "DELAY PERIOD");

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                                          6


                    PROVIDED that (i) any Delay Period shall earlier terminate upon public disclosure of any such material transaction and
                    (ii) in no event may the Company furnish more than one Delay Notice to the Holders during any twelve (12) month period.

          (d) The Company shall not be obligated to effect and pay for more than two registrations pursuant to this Section 3; PROVIDED that a registration demanded pursuant to this Section 3 shall not be deemed to have been effected for purposes of this Section 3(d) unless (i) it has been declared effective by the SEC, (ii) it has remained effective for the period set forth in Section 6(a) and (iii) the offering of Registrable Stock pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC (other than any such stop order, injunction, or other requirement of the SEC prompted by any act or omission of Holders of Registrable Stock).

          4. PIGGYBACK REGISTRATION. Subject to Section 9, if at any time the Company determines that it shall file a registration statement under the Securities Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company's existing shareholders) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its Common Stock to be sold for cash, the Company shall each such time promptly give each Holder written notice of such determination setting forth the date on which the Company proposes to file such registration statement, which date shall be no earlier than fifteen (15) days from the date of such notice, and advising each Holder of its right to have Registrable Stock included in such registration. Upon the written request of any Holder received by the Company no later than ten (10) days after the date of receipt of the Company's notice, the Company shall use its reasonable efforts to cause to be registered under the Securities Act all of the Registrable Stock that each such Holder has so requested to be registered. If, in the opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the opinion of the Company), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of the Company's securities which can be marketed (a) at a price reasonably related to the then current market value of such securities, or (b) without otherwise materially and adversely affecting the entire offering, then the Company shall be entitled either (i) to reduce the number of shares of Registrable Stock to be registered or (ii) to elect not to register any shares of Registrable Stock in such offering. Any reduction made pursuant to the immediately preceding sentence shall be allocated among all such Holders in proportion (as nearly as practicable) to the amount of Registrable Stock owned by each Holder at the time of filing the registration statement.

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          5.     REGISTRATION ON FORM S-3.  If at any time (i) any Holder of
Registrable Stock requests in writing that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Stock held by such requesting Holder, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then the Company shall use its reasonable best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Stock specified in such request. Whenever the Company is required by this Section 5 to use its reasonable best efforts to effect the registration of Registrable Stock, each of the procedures and requirements of Section 3(b), (c) and (d) shall apply to such registration.

          6. OBLIGATIONS OF THE COMPANY. Whenever required under Section 3 to use its reasonable efforts to effect the registration of any Registrable Stock, the Company shall, as expeditiously as is reasonably possible:

          (a) prepare and file with the SEC a registration statement signed, pursuant to Section 6(a) of the Securities Act, by the officers and directors of the Company with respect to such Registrable Stock and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby, to be determined as hereinafter provided;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement signed, pursuant to Section 6(a) of the Securities Act, by the officers and directors of the Company and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement;

          (c) furnish to the Holders such numbers of copies of the registration statement and the prospectus included therein (including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act) and such other documents and information as they may reasonably request;

          (d) use its reasonable best efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement; PROVIDED, HOWEVER, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (d) be obligated to do so; and PROVIDED, FURTHER, that the

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     Company shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

          (e) promptly notify each Holder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish, subject to
     Section 3(c), to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made;

          (f) furnish, at the request of any Holder demanding registration of Registrable Stock pursuant to Section 3, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Stock are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Stock is not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Stock becomes effective, (i) a signed opinion, dated such date, of the independent legal counsel representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request, as to such matters as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction; and (ii) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Stock is not being sold through underwriters, then to the Holders making such request and, if such accountants refuse to deliver such letters to such Holders, then to the Company (A) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and


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     (B) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) with respect to the registration in respect of which such letter is being given as such underwriters or the Holders holding a majority of the Registrable Stock included in such registration, as the case may be, may reasonably request and as would be customary in such a transaction;

          (g) enter into customary agreements (including, if the method of distribution is by means of an underwriting, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the registration statement;

          (h) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but not later than eighteen (18) months after the effective date of the registration statement, an earnings statement which satisfies the provisions of
     Section 11(a) of the Securities Act; and

          (i) provide reasonable cooperation to the selling Holders of Registrable Stock and the managing or sole underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Stock to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Registrant; and enable such Registrable Stock to be in such denominations and registered in such names as the managing or sole underwriter, if any, or Holders may reasonably request in writing at least two business days prior to any sale of Registrable Stock in a firm commitment underwritten public offering, or at least ten business days prior to any other such sale.

For purposes of Sections 6(a) and 6(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six (6) months after the effective date thereof.

          7. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holders shall furnish to the Company such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

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                                          10


          8. EXPENSES OF REGISTRATION. All expenses incurred in connection with each registration pursuant to Section 3, Section 4 and Section 5 of this Agreement, excluding underwriters' discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers' and accounting fees (including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance), fees of the New York Stock Exchange or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees and disbursements of counsel for the Company, and the fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Stock being registered), shall be shared equally by the Company, on the one hand, and the selling Holders, on the other hand; PROVIDED, HOWEVER, that if a registration request pursuant to Section 3 of this Agreement is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Stock such that the remaining Holders requesting registration would not have been able to request registration under the provisions of Section 3 or
Section 5 of this Agreement, such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

          9. UNDERWRITING REQUIREMENTS. In connection with any underwritten offering, the Company shall not be required under Section 4 to include shares of Registrable Stock in such underwritten offering unless the Holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between the Company and the underwriters selected by the Company; PROVIDED, HOWEVER, that in no event shall any Holder be required to make the representations and warranties to, or agreements with, the Company and its representatives other than as contemplated by Section 3(b)(iii).

          10. RULE 144 INFORMATION. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Stock to the public without registration,
(a) at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

          (i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

          (ii) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

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                                          11


          (iii) furnish to each Holder of Registrable Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any Registrable Stock without registration; and

          (b) at all times during which the Company is neither subject to the reporting requirements of Section 13 nor 15(d) of the Exchange Act, it will provide, upon the written request of any Holder of Registrable Stock in written form (as promptly as practicable and in any event within 15 business days), to any prospective buyer of such stock designated by such Holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the SEC under the Securities Act. Upon written request of any Holder and if the Registrable Stock shall cease to be listed on the New York Stock Exchange, the Company will cooperate with and assist any Holder of Registrable Stock or any member of the National Association of Securities Dealers, Inc. system for Private Offerings Resales and Trading through Automated Linkage ("PORTAL") in applying to designate and thereafter maintain the eligibility of the Registrable Stock for trading through PORTAL.

          11. INDEMNIFICATION. In the event any Registrable Stock is included in a registration statement under this Agreement:

          (a) The Company shall indemnify and hold harmless each Holder, such Holder's directors and officers, each Person who participates in the offering of such Registrable Stock, including underwriters (as defined in the Securities Act), and each Person, if any, who controls such Holder or participating Person within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder's directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless, in the reasonable judgment of an indemnified party there is a conflict of interest with another indemnified party, in which case the indemnified parties may be represented by separate counsel) in connection with

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                                          12


     investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this
     Section 11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld); PROVIDED FURTHER, that the Company shall not be liable to any Holder, such Holder's directors and officers, participating Person or controlling Person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder's directors and officers, participating Person or controlling Person or in the event that such Holder shall have failed to deliver, or caused to be delivered, a final prospectus and any supplements thereto (provided that such Holder shall have been obligated or shall have assumed an obligation to so deliver, or caused to be delivered, such prospectus or supplement). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder's directors and officers, participating Person or controlling Person, and shall survive the transfer of such securities by such Holder.

          (b) The Holders demanding or joining in a registration severally and not jointly shall indemnify and hold harmless the Company, each of its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, controlling Person, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration or due to Holder's failure to deliver a prospectus and any supplements thereto (provided that Holder shall have been obligated or assumed an obligation to do so); and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless, in the reasonable judgment of an indemnified party, there is a conflict of interest with another indemnified party, in which case the indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this
     Section 11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld), and PROVIDED, FURTHER, that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such registration statement.

          (c) Promptly after receipt by an indemnified party under this Section 11(c) of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party (except as provided in paragraph (a) and (b) above), and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action shall only release the indemnifying party from any of its obligations under this
     Section 11 if, and only to the extent that, such indemnifying party is materially prejudiced by such failure, but the omission to so notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

          (d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

               The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 11(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          12. LIMITATION ON REGISTRATION RIGHTS. Notwithstanding any other provisions of this Agreement to the contrary, the Company shall not be required to register any Registrable Stock under this Agreement with respect to any demand or demands made by any Holder after the fifth anniversary of the date of this Agreement.

          13. ASSIGNMENT OF REGISTRATION RIGHTS. The registration rights of any Holder under this Agreement with respect to any Registrable Stock may be assigned to an Affiliate of such Holder; PROVIDED, HOWEVER, that (a) the assigning Holder shall give the Company written notice at or prior to the time of such assignment stating the name and address of the assignee and identifying the securities with respect to which the rights under this Agreement are being assigned; (b) such assignee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound as a Holder by the provisions of this Agreement; and (c) immediately following such assignment the further disposition of such securities by such assignee is restricted under the Securities Act. No assignment of the registration rights of any Holder with respect to any Registrable Stock in accordance with this Section 13 shall cause such Registrable Stock to lose such status.

          14. BINDING EFFECT; BENEFIT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          15. GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable conflicts of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in and New York state or federal court sitting in the City of New York.

          16.  COUNTERPARTS.   This Agreement may be executed and delivered
(including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          17. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          18. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy upon written confirmation of receipt by the recipient, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) or overnight delivery to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 18):

          if to the Company:

          AquaPenn Spring Water Company, Inc.
          One AquaPenn Drive
          P.O. Box 938
          Milesburg, PA 16853-0938
          Telecopier: (814) 353-9108
          Attention: Geoffrey F. Feidelberg
          with a copy to:

          Ballard, Spahr Andrews & Ingersoll
          1735 Market Street (51st Floor)
          Philadelphia, Pennsylvania 19103-7599
          Telecopier: (215) 864-8999
          Attention: Brian D. Doerner, Esq.

          if to the Parent or the Purchaser:

          Groupe Danone
          7, rue de Teheran
          75381 Paris Cedex 08 France
          Telecopier: 33 1 44 35 20 97
          Attention: Emmanuel Faber

          with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, NY 10022
          Telecopier: (212) 848-7179
          Attention: Clare O'Brien, Esq.


          19. AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          20. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions set forth in this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions set forth in this Agreement be consummated as originally contemplated to the fullest extent possible.

          20. ENTIRE AGREEMENT. This Agreement (including the schedule hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

          IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   GROUPE DANONE


                                   By /s/ Emmanuel Faber
                                      --------------------------------
                                      Name:  Emmanuel Faber
                                      Title: Director of Corporate Development


                                   ZONEO ACQUISITION CORP.


                                   By /s/ Mark S. Rodriguez
                                      --------------------------------
                                      Name:  Mark S. Rodriguez
                                      Title: Chief Executive Officer


                                   AQUAPENN SPRING WATER COMPANY, INC.


                                   By /s/ Edward J. Lauth, III
                                      --------------------------------
                                      Name:  Edward J. Lauth, III
                                      Title: Chairman, President and Chief
                                             Executive Officer